Exhibit 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Daniel Haykin
(212) 850-5600

MILLER INDUSTRIES REPORTS 2014 FOURTH QUARTER AND YEAR END RESULTS AND
INCREASES REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, March 4, 2015 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2014.

For the fourth quarter of 2014, net sales were $147.8 million, an increase of 36.5% compared to $108.3 million for the fourth quarter of 2013. Net income attributable to the Company in the fourth quarter of 2014 was $5.7 million, or $0.50 per diluted share, an increase of 137.8%, compared to net income in the prior year period of $2.4 million, or $0.21 per diluted share.

Gross profit for the fourth quarter of 2014 was $16.6 million, or 11.2% of net sales, compared to $11.2 million, or 10.4% of net sales, for the fourth quarter of 2013. For the fourth quarter of 2014, selling, general and administrative expenses were $7.1 million, or 4.8% of net sales, compared to $7.7 million, or 7.1% of net sales, in the prior year period.

For the full year ended December 31, 2014, net sales were $492.8 million, an increase of 21.9% compared to $404.2 million in the prior year period. The Company reported net income of $14.9 million, or $1.31 per diluted share, for the 2014 full year period, compared to net income for the 2013 full year period of $9.2 million, or $0.82 per diluted share.

The Company also announced that its Board of Directors has increased its quarterly cash dividend to $0.16 from $0.15 per share, payable on March 23, 2015, to shareholders of record at the close of business on March 16, 2015.

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MILLER INDUSTRIES REPORTS 2014 FOURTH QUARTER AND FULL-YEAR	PAGE 2
RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

Jeffrey I. Badgley, Co-CEO of the Company, stated, “2014 represented a very good year for Miller Industries, as we saw continued strong demand for our products throughout the year. The results in the fourth quarter were indicative of our commitment to ramp up production throughout 2014, as well as the culmination of a number of deliveries of government-related orders made in the quarter. We delivered solid revenue growth, expanded our margins, and leveraged the greater amount of volume during the quarter to drive increased profitability. Over the past 12 months, we have stressed the importance of increasing our production in order to stay ahead of demand, and we have continued to work diligently in order to execute this initiative. This focus, coupled with our ongoing efforts to reduce our costs, helped to drive stronger earnings in each quarter of this year.”

Mr. Badgley continued, “During the quarter, we continued to broaden our international footprint, and have seen healthy quoting activity on both a domestic and international level, which speaks well for our order pipeline. The overall sentiment of our customers has been positive, as evidenced by the strength in our order levels and current backlog. The level of activity in the current environment gives us confidence in the future prospects of the business and in our ability to continue to strategically add distribution channels around the world in order to take advantage of the long-term opportunities we see in the industry.”

Mr. Badgley concluded, “Looking ahead to 2015, we believe our growth opportunity lies in expanding our business geographically while advancing our product offerings, and we see a healthy level of demand to pursue both avenues of growth. Finally, with our solid balance sheet, strong free cash flows, and dedicated employees we will look to continue our momentum into the coming year and continue delivering value to our shareholders.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, March 5, 2015, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=101647

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 14, 2015. The replay number is (877) 344-7529, Passcode 10041933.

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MILLER INDUSTRIES REPORTS 2014 FOURTH QUARTER AND FULL-YEAR	PAGE 3
RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customer’s access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; the effects of new regulation relating to conflict minerals; the catastrophic loss of one or our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; disruption in our technology information systems; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2014, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2014	2013	Change	2014	2013	Change
NET SALES	$147,778	$108,278	36.5%	$492,776	$404,170	21.9%
COSTS OF OPERATIONS	131,208	97,034	35.2%	439,791	361,734	21.6%
GROSS PROFIT	16,570	11,244	47.4%	52,985	42,436	24.9%
OPERATING EXPENSES:
Selling, General and Administrative Expenses	7,135	7,655	-6.8%	28,496	28,323	0.6%
Interest Expense, Net	180	116	55.2%	554	369	50.1%
Other Expense (Income), Net	289	(103)	-380.6%	437	(119)	-467.2%
Total Operating Expenses	7,604	7,668	-0.8%	29,487	28,573	3.2%
INCOME BEFORE INCOME TAXES	8,966	3,576	150.7%	23,498	13,863	69.5%
INCOME TAX PROVISION	3,309	1,408	135.0%	8,660	5,175	67.3%
NET INCOME	5,657	2,168	160.9%	14,838	8,688	70.8%
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	211	-100.0%	66	542	-87.8%
NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$5,657	$2,379	137.8%	$14,904	$9,230	61.5%
BASIC INCOME PER COMMON SHARE	$0.50	$0.21	138.1%	$1.32	$0.82	61.0%
DILUTED INCOME PER COMMON SHARE	$0.50	$0.21	138.1%	$1.31	$0.82	59.8%
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.14	7.1%	$0.60	$0.56	7.1%
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,302	11,257	0.4%	11,297	11,233	0.6%
DILUTED	11,353	11,334	0.2%	11,354	11,324	0.3%